THE STRIDE RITE CORPORATION

                  EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                      (In Thousands except Per Share Data)

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
                             Three Months Ended            Six Months Ended
                         June 2, 1995  June 3, 1994  June 2, 1995  June 3, 1994


Net income applicable
 to common shares          $ 4,001       $ 7,680        $ 8,976        $12,529

Calculation of shares:

  Weighted average num-
    ber of common
    shares outstanding      49,550        49,956         49,539         50,101

  Common shares attri-
    butable to assumed
    exercise of dilu-
    tive stock options
    and stock purchase
    rights using the
    treasury stock
    method                     310            81            315            131

Average common shares
 and common equiva-
 lents outstanding
 during the
 period                     49,860        50,037         49,854         50,232


Net income per common
  share                       $.08          $.15           $.18           $.25
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